Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE                                                                                CONTACT
August 11, 2006                                                                                        Craig Renner
                                                            301-843-8600

ACPT REPORTS RESULTS FOR QUARTER ENDED
JUNE 30, 2006

ST. CHARLES, MD.—American Community Properties Trust (ACPT) (AMEX, PSE:APO) today reported net income of $958,000, or $0.18 per share, on revenue of $45,692,000 for the six months ended June 30, 2006. This compares to net income of $1,516,000, or $0.29 per share, on revenue of $28,473,000 for the six months ended June 30, 2005. The Company also announced a cash dividend of $0.10 per share, payable on September 8, 2006 to shareholders of record on August 24, 2006.
For the quarter ended June 30, 2006, the Company reported net income of $457,000, or $0.09 per share, on revenues of $24,070,000. This compares to net income of $1,476,000, or $0.28 per share, on revenues of $17,080,000 for the same period in 2005.
As announced in our first quarter 2006 earnings release, ACPT adopted the accounting requirements of EITF 04-05, which requires consolidation of entities on which the general partner exercises control, as defined, regardless of ownership percentage. As a result, an additional 11 property partnerships were consolidated in the GAAP financial statements for the six and three months ended June 30, 2006 that were previously accounted for under the equity method in the same periods of 2005. For the six months ended June 30, 2006, the addition of these partnerships increased our revenues and operating income by $10,625,000 and $4,009,000, respectively. However, since the limited partners in most of these partnerships have negative capital accounts and the Company cannot record a negative minority interest, consolidating these properties, as opposed to accounting for them under the equity method, reduced net income by $1,414,000 for the six months ended June 30, 2006.
“Earnings for the first six months reflect continued demand for homes in Parque Escorial, and strong occupancy rates in our investment property portfolio,” said J. Michael Wilson, Chairman and Chief Executive Officer. “In addition, the Company continues to make infrastructure improvements that will open up additional areas of St. Charles for development.” ACPT is currently constructing nearly $40,000,000 of road and infrastructure improvements in St. Charles.
Edwin L. Kelly, President and Chief Operating Officer, noted that in Parque Escorial during the first six months of 2006 the Company sold 45 condominium units within Torres de Escorial, generating revenues of $11,259,000. Mr. Kelly added, “The Torres project is yet another example of the continuing appeal of condominium units in a well executed master planned community.” As of June 30, 2006, an additional 29 units in Torres were under contract at an average selling price of $257,000 per unit.
Community development land sales revenue in St. Charles increased to $6,626,000 for the six months ended June 30, 2006 compared to $2,324,000 for the six months ended June 30, 2005. Community development land sales revenue increased $1,157,000 to $2,682,000 for the three months ended June 30, 2006 compared to $1,525,000 for the three months ended June 30, 2005. “Community development revenue reflects the sale of 10.46 commercial acres and 26 lots of the 200 to be purchased by Lennar Corp. in 2006,” said Mr. Kelly. As of June 30, 2006, the Company reported a backlog of 10.2 commercial acres under contract for a total of $3,875,000 as well as 28 developed residential lots ready for delivery.
“Prices for our residential lots in Fairway Village remain stable, as Lennar continues to settle homes in excess of $450,000,” said Mr. Kelly. “As a result, during the first six months of 2006 ACPT recognized $1,707,000 of additional revenue for lots that were previously sold to Lennar in 2005 based on the final settlement price of the homes.”
In the six months ended June 30, 2005, the Company sold 9.7 acres of commercial land in Puerto Rico for $10,397,000, of which 7.2 acres for $7,448,000 related to the second quarter, with no comparable sales in 2006. “We currently plan to hold the remaining commercial land in Parque Escorial for future development opportunities for the Company,” said Mr. Kelly.
Mr. Kelly also noted that the Company continues to seek to acquire apartment properties and expand its investment property portfolio. In April, ACPT completed the acquisition of two apartment properties in Baltimore, Maryland containing a total of 250 units for approximately $14,300,000. The acquisition was financed through a combination of borrowing from a revolving credit facility and non-recourse mortgages.
Later this year, the Company will further expand its portfolio with the opening of Sheffield Greens apartments, currently under construction in St. Charles’ Fairway Village. Occupancy of the first units is expected this fall with delivery continuing through the beginning of 2007. Currently approximately 25% of the total property’s 252 units are leased.
Mr. Kelly emphasized that the Company’s operating results should be evaluated over an extended period of time due to the cyclical nature of its business.

Company Information
ACPT (AMEX, PSE:APO) is a diversified real estate organization with operations in Maryland and Puerto Rico that specializes in community development, homebuilding, investment in rental properties, and asset management services. ACPT is currently listed on the American and Pacific stock exchanges under the symbol AmCmntyProp (APO).  When filed, ACPT’s Form 10-Q will be available via the Internet at http://www.acptrust.com.
Certain matters within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that all forward-looking statements involve risks, uncertainties, and other factors that could cause actual results to differ materially from those in the forward-looking statement. Forward-looking statements relate to anticipated revenues, gross margins, earnings, and the growth of the market for our products. Numerous factors could cause results to differ, including but not limited to, changes in market demand and acceptance of the Company products, impact of competitive products and pricing, dependence on third-party customers (specifically Lennar Corp.), dependence on third-party suppliers, changes in government regulations, the normal cyclical nature of the real estate industry and development economy and changes in our tax status. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. For more information, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and the quarterly report on Form 10-Q for the six-month period ended June 30, 2006, which are on file with the Securities and Exchange Commission.

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AMERICAN COMMUNITY PROPERTIES TRUST

Unaudited Financial Highlights

	For the Six Months Ended		For the Three Months Ended
	6/30/06	6/30/05	6/30/06	6/30/05

Revenues	$45,692,000	$28,473,000	$24,070,000	$17,080,000

Expenses	34,715,000	23,867,000	18,280,000	13,831,000

Operating Income	10,977,000	4,606,000	5,790,000	3,249,000

Interest and other income	218,000	646,000	89,000	521,000

Equity in earnings from unconsolidated entities	343,000	628,000	173,000	283,000

Interest expense	(7,200,000)	(3,379,000)	(3,699,000)	(1,623,000)

Minority interest in consolidated entities	(2,666,000)	(238,000)	(1,601,000)	(212,000)

Income before provision for income taxes	1,672,000	2,263,000	752,000	2,218,000

Provision for income taxes	714,000	747,000	295,000	742,000

Net income	$958,000	$1,516,000	$457,000	$1,476,000
Earnings per share
Basic and Diluted	$0.18	$0.29	$0.09	$0.28
Weighted average shares outstanding
Basic and Diluted	5,198,000	5,192,000	5,198,000	5,192,000

Cash Dividends per share	$0.63	$0.20	$0.10	$0.10

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